EXHIBIT 5.1

                                                                   April 7, 2005



Veolia Environnement
36-38 avenue Kleber
75116 Paris



Dear Ladies and Gentlemen:

         In connection with a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 2,199,274 Ordinary Shares, nominal value (euro) 5.0 per share (the "Securities"), of Veolia Environnement (the "Company"), I, General Counsel of the Company, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, such Securities have been validly authorized and will, when issued, be validly issued, fully paid, and non-assessable.

         The foregoing opinion is limited to the laws of France, and I express no opinion as to the effect of the law of any other jurisdiction.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement in giving such consent. I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                          Very truly yours,



                                                          Alain Tchernonog